Exhibit 10.1
SUMMARY OF ATHERSYS, INC.
2008 CASH BONUS INCENTIVE PLAN
     On December 19, 2007, the Board of Directors of Athersys, Inc. (the “Company”) approved a cash bonus incentive plan (the “Plan”) for the year ended December 31, 2008 for its executive officers. Under the Plan, executive officers will be entitled to earn a target bonus of 25% of their 2008 salary based upon the achievement of specified Company goals, as well as specified individual goals. The bonus payout depends 75% on achievement of the specified Company goals and 25% on achievement of the individual goals. The Company goals include advancing the Company’s lead clinical program for ATHX-105, advancements in the pre-clinical programs using the Company’s MultiStem technology and certain finance, governance and investor relations goals. There is no formally adopted plan document for the Plan.

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